HemaCare Corporation

                                EXHIBIT 11

          Net Income (Loss) per Common and Common Equivalent Share
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

                                                     Years Ended December 31,
                                           ------------------------------------------
                                              1997           1996           1995
                                           -----------    ------------   ------------
           INCOME (LOSS)
           -------------
Income from continuing operations........  $   37,000     $(1,090,000)   $   480,000
Loss from discontinued operations........           -               -       (902,000)
Gain(loss) on disposal of discontinued
  operations, including provision for
  operating losses during phase-out
  period................................      293,000         600,000     (3,114,000)
                                           -----------    ------------   ------------
Net income (loss).......................   $  330,000     $  (490,000)   $(3,536,000)
                                           ===========    ============   ============
             BASIC
             -----
Weighted average number of shares
  outstanding..........................     7,189,000       6,350,000      5,693,000
                                           ===========    ============   ============

Basic income (loss) per share based
 on common and common equivalent
 shares - primary:
Income from continuing operations......    $     0.01     $     (0.17)   $      0.08
Loss from discontinued operations......             -               -          (0.15)
Gain (loss) on disposal of discontinued
 operations, including provision for
 operating losses during phase-out
 period................................          0.04            0.09          (0.55)
                                           -----------    ------------   ------------
Net income (loss)......................    $     0.05     $     (0.08)   $     (0.62)
                                           ===========    ============   ============

             DILUTED
             -------
Weighted average number of shares
  outstanding.........................      7,189,000      6,350,000       5,693,000
                                           ===========    ===========    ============

Dilutive common equivalent shares
 attributable to stock options (based
 on higher of ending or average
 market price)........................         11,000              -         122,000
Dilutive common equivalent shares
 attributable to warrants (based on
 higher of ending or average market
 price)...............................          5,000              -          29,000
                                           -----------    -----------    ------------

Total common and common equivalent
 shares - fully loaded................      7,205,000      6,350,000       5,844,000
                                           ===========    ===========    ============

Diluted income(loss) per share based
 on common and common equivalent shares:
Income from continuing operations......    $     0.01     $    (0.17)    $      0.08
Loss from discontinued operations......             -              -           (0.16)
Gain (loss) on disposal of discontinued
 operations, including provision for
 operating losses during phase-out
 period................................          0.04           0.09           (0.53)
                                           -----------    -----------    ------------
Net income (loss)......................    $     0.05     $    (0.08)    $     (0.61)
                                           ===========    ===========    ============
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